EXHIBIT 5.1


[LOGO]                        Cherrington Corporate Center     Tel 412-393-1143
 DQE                          400 Fairway Drive, Suite 300     Fax 412-393-1187
                              Moon Township, PA 15108          dhigh@dqe.com

DAVID R. HIGH
Vice President and General Counsel




                                        October 25, 2001

Duquesne Light Company
411 Seventh Avenue
Pittsburgh, PA 15219

Ladies and Gentlemen:

     I am Vice President and General Counsel of DQE, Inc., a Pennsylvania Corporation and holder of all of the issued and outstanding shares of common stock of Duquesne Light Company (the "Company"). I have acted as counsel to the Company in connection with the Company's proposed issuance and sale from time to time of up to $400,000,000 in aggregate principal amount of its First Mortgage Bonds (the "Bonds"), to be issued as a series of Securities under its Indenture of Mortgage and Deed of Trust, dated as of April 1, 1992, as heretofore amended and supplemented and as to be further supplemented by a supplemental indenture relating to the Bonds (such Indenture, as so amended and supplemented, being hereinafter called the "Mortgage"), to The Chase Manhattan Bank, as trustee (the "Mortgage Trustee"), as contemplated by the Registration Statement on Form S-3 (the "Registration Statement") proposed to be filed by the Company with the Securities and Exchange Commission on or about the date hereof for the registration of the Bonds under Securities Act of 1933, as amended (the "Act"), and for the qualification of the Mortgage under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

     I am of the opinion that the Company is a corporation presently subsisting under the laws of the Commonwealth of Pennsylvania, with full corporate power and authority to own its properties and conduct its business as described in the Registration Statement, and that the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which it owns or leases substantial properties or in which the conduct of its business requires such qualification.

     I am also of the opinion that when:

          (a) the Registration Statement, as it may be amended, shall have become effective under the Act and the Mortgage shall have been qualified under the Trust Indenture Act,

          (b) the Securities Certificate filed by the Company with the Pennsylvania Public Utility Commission with respect to the Bonds shall have been duly registered by said regulatory authority,

October 25, 2001
Page 2


          (c) the Company's Board of Directors or a duly authorized Committee thereof shall have taken such action as may be necessary to authorize the issuance and sale by the Company of the Bonds on the terms set forth in or contemplated by the Registration Statement, as it may be amended, and the exhibits thereto, and to authorize the proper officers of the Company to take such other action as may be necessary in connection with the consummation of the issuance and sale of the Bonds from time to time,

          (d) the specific terms of each Bond shall have been determined within the authorizations referred to above, and each Bond shall have been issued, sold and delivered by the Company to the purchasers thereof against payment therefor, all as contemplated by, and in conformity with, the acts, authorizations and documents referred to above, the Bonds will be legally issued and will be binding obligations of the Company.

     I am further of the opinion that the statements contained under "PENNSYLVANIA TAXES" in the prospectus contained in the Registration Statement are accurate as of this date.

     I hereby authorize and consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and the references to me in the Registration Statement and in the prospectus constituting a part thereof.

                                        Very truly yours,

                                        /s/ David R. High